Exhibit 99.7
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of James E. Perry
Senior Vice President and Chief Financial Officer
April 22, 2016

Thank you, Steve and good morning everyone.

Yesterday, we announced our results for the first quarter of 2016. For the quarter, the Company reported earnings per share of $0.64 and revenues of approximately $1.2 billion, compared to EPS of $1.13 and revenues of more than $1.6 billion, respectively, for the same period last year. Major variances from last year’s first quarter include:
•An 18% decrease in railcar deliveries, contributing to a 26% year-over-year decline in operating profit for the Rail Group;
•An 89% decline in operating profit from sales of leased railcars due to a lower volume of quarterly sales; and
•A 54% decrease in operating profit from the Inland Barge Group.

During the first quarter, we invested $229 million in our wholly-owned lease portfolio. We also invested $26 million across our manufacturing businesses and at the corporate level. During the first quarter, we repurchased $35 million of our stock.

We ended the first quarter with $835 million of cash, cash equivalents and short-term marketable securities. We have access to additional capital through our committed lines of credit at both the corporate and leasing levels.  At the end of the quarter, our available liquidity position was approximately $2.1 billion.

Now, I will move to our current guidance for 2016.

As we discussed on our last earnings call, we expect this year to be more challenging than the last few years due to weaker demand levels in many of the markets we serve. Hesitancy from our customers to place orders continues. Shifts in our product mix and costs associated with aligning our production levels with demand will impact our margins this year. However, it is difficult to precisely predict the magnitude and timing of the impact on a quarter by quarter basis.

In our press release yesterday, we provided EPS guidance of $2.00 to $2.30 in 2016. Our guidance assumes no improvement in current economic conditions this year and represents several factors: our current firm backlogs; expectations for our operations against the weak industrial outlook; and our expectations for sales of leased railcars to the RIV platform. We have lowered the high end of our guidance range from $2.40 to $2.30 due to a lower expected level of leased railcar sales, which I will detail later.

We expect our Rail Group to deliver approximately 27,000 railcars in 2016, with first- half and second-half deliveries roughly equivalent. We are maintaining our annual revenue guidance for the Rail Group of approximately $3.1 billion and operating margin of approximately 15%. Our margin guidance reflects a significant change in our product mix and declining operating leverage due to the lower level of production as compared to 2015, as well as costs associated with aligning our production levels with demand. The Rail Group reported an 18.6% margin in the first quarter. Our full-year guidance level of 15% reflects our expectation that the Group’s quarterly operating margin for the remainder of the year will be below that of the first quarter. At this time, we expect the second quarter to be the low point for the Group’s margin this year, due to the mix of railcars being delivered during this quarter.

In 2016, we expect to eliminate approximately $1.15 billion of revenues related to railcar sales to our leasing company and lease fleet maintenance. We expect to defer approximately $215 million of operating profit. These revenue eliminations and profit deferrals result from the accounting treatment of sales from our manufacturing company to our leasing company.

We are maintaining our Energy Equipment Group guidance for 2016 revenues of approximately $1 billion with an operating margin of approximately 12%. At the end of the first quarter, our wind towers backlog totaled $263 million.

We are also maintaining our Construction Products Group guidance for 2016 revenues of approximately $560 million with an operating margin of approximately 11%.

Our Inland Barge Group is now expected to generate revenues of approximately $420 million in 2016, with an operating margin of approximately 11%. Our backlog for the Inland Barge Group was $319 million at quarter end.

In 2016, we still expect our Leasing Group to record operating revenues, excluding leased railcar sales, of approximately $700 million, with profit from operations of approximately $300 million.

During the first quarter, total proceeds from sales of leased railcars to the Railcar Investment Vehicle platform were $21 million, including sales directly from the Rail Group. As we have said, the level of sales of leased railcars will vary on a quarterly basis due to their transactional nature.

The current railcar market conditions are impacting the overall margins we may achieve for portfolio sales to the RIV platform compared to recent years. We are evaluating the margins we may earn from selling portfolios to the RIV platform as compared to retaining the leased railcars in our fleet in the near-term.

Owning a large number of railcars in our fleet provides ongoing rental income that helps to somewhat offset declining manufacturing income during a down cycle. Ownership also provides cash flow benefits, solid returns through the cycle, and the flexibility to enhance our returns by selling the railcars at attractive prices in a stronger market. We are committed to growing our RIV platform, and we have strong relationships with long-term investors. However, we expect the portfolio evaluation process and sales to the RIV platform to be very fluid throughout the year.

Given our evaluation of the appropriate timing of these leased railcar sales and the current return proposition, we now expect between $300 million and $400 million of leased railcars sales to the RIV platform in 2016, down from our previous guidance of $500 million. At this time, we are not providing operating profit guidance associated with these sales or the quarterly cadence due to the fluid nature of these transactions as Steve described.

Our annual EPS guidance also includes the following assumptions:
•A tax rate of approximately 36%;
•Corporate expenses of $120 million to $140 million, which include ongoing litigation-related expenses;
•The deduction of approximately $17 million of non-controlling earnings due to our partial ownership in TRIP and RIV 2013;

•A reduction of approximately 8 cents per share due to the two-class method of accounting, compared to calculating Trinity’s EPS directly from the face of the income statement; and
•No dilution from the convertible notes, based on the current stock price.

We expect the gross cash investment in our lease fleet to be approximately $925 million in 2016. This will be partially offset by the level of leased railcars sold from the Leasing Group that we conduct in 2016.

Full-year manufacturing and corporate capital expenditures for 2016 are expected to be between $150 million and $200 million.

In conclusion, we maintain a strong balance sheet and significant liquidity. We continue to seek investment opportunities that enhance shareholder value. We are confident that Trinity will respond appropriately to the weak industrial markets this year as we continue to pursue our vision to be a premier diversified industrial company.

Our operator will now prepare us for the question and answer session.

-- Q&A Session --